Exhibit 99.1

CB&I Reports First Quarter 2012 Results

Revenue up 26% and EPS up 20%

THE WOODLANDS, Texas--(BUSINESS WIRE)--April 24, 2012--CB&I (NYSE: CBI) today reported net income of $59.5 million, or $0.60 per diluted share, for the first quarter of 2012, compared with $50.5 million, or $0.50 per diluted share, in the first quarter of 2011. Revenue for the quarter was $1.2 billion compared with first quarter 2011 revenue of $954.3 million. New awards totaled $1.7 billion compared with $1.0 billion in the first quarter 2011, increasing the Company’s backlog to $9.6 billion. Included in these new awards were several Oil Sands opportunities, a FEED study for a U.S. LNG export project, and a U.S. Petrochemical expansion project.

CB&I returned $109.6 million to shareholders, which included $104.7 million of stock repurchases and $4.9 million through quarterly cash dividends. Cash and cash equivalents as of March 31, 2012 were $639.8 million. Consistent with previous years, the first quarter included a disproportionate share of the Company’s annual stock-based compensation expense (63% of the full-year expense).

“As our new awards demonstrate, the markets we’ve positioned ourselves in are developing as expected,” said Philip K. Asherman, President and CEO. “We had another very positive quarter by all metrics including our safety performance, earnings, cash generation, and backlog growth.”

Earnings Conference Call

CB&I will host a webcast on April 24 at 4:00 p.m. Central time (5:00 p.m. Eastern time) to discuss financial and operating results, and answer questions from investors. The webcast is available at www.CBI.com Investor Relations/Company Highlights.

About CB&I

CB&I (NYSE: CBI) engineers and constructs some of the world’s largest energy infrastructure projects. With premier process technology, proven EPC expertise, and unrivaled storage tank experience, CB&I executes projects from concept to completion. Safely. Reliably. Globally. For more information, visit www.CBI.com.

Forward-Looking Statement

This release contains forward-looking statements regarding CB&I and represents our expectations and beliefs concerning future events. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. When considering any statements that are predictive in nature, depend upon or refer to future events or conditions, or use or contain words, terms, phrases, or expressions such as “achieve,” “forecast,” “plan,” “propose,” “strategy,” “envision,” “hope,” “will,” “continue,” “potential,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “predict,” “intend,” “should,” “could,” “may,” “might,” or similar forward-looking statements, we refer you to the cautionary statements concerning risk factors and “Forward-Looking Statements” described under “Risk Factors” in Item 1A of our Annual Report filed on Form 10-K filed with the SEC for the year ended December 31, 2011, and any updates to those risk factors or “Forward-Looking Statements” included in our subsequent Quarterly Reports on Form 10-Q filed with the SEC, which cautionary statements are incorporated herein by reference.

CHICAGO BRIDGE & IRON COMPANY N.V. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

	Three Months
	Ended March 31,
	2012	2011

Revenue	$1,201,267	$954,271

Cost of revenue	1,048,003	817,555

Gross profit	153,264	136,716
% of Revenue	12.8%	14.3%
Selling and administrative expense	63,232	57,665
% of Revenue	5.3%	6.0%
Intangibles amortization	6,092	6,292
Other operating income, net	(65)	(898)
Equity earnings	(1,800)	(1,346)

Income from operations	85,805	75,003
% of Revenue	7.1%	7.9%
Interest expense	(2,112)	(3,057)
Interest income	2,187	1,372

Income before taxes	85,880	73,318

Income tax expense	(24,906)	(21,754)

Net income	60,974	51,564

Less: Net income attributable to noncontrolling interests	(1,487)	(1,058)

Net income attributable to CB&I	$59,487	$50,506

Net income attributable to CB&I per share:
Basic	$0.61	$0.51
Diluted	$0.60	$0.50

Weighted average shares outstanding:
Basic	97,257	98,540
Diluted	99,252	100,847

Cash dividends on shares:
Amount	$4,885	$4,990
Per Share	$0.05	$0.05

CHICAGO BRIDGE & IRON COMPANY N.V. SEGMENT INFORMATION (in thousands)

	Three Months Ended March 31,
	2012		2011

		% of		% of
NEW AWARDS*		Total		Total
Steel Plate Structures	$410,923	24%	$291,544	29%
Project Engineering and Construction	1,155,395	68%	586,703	58%
Lummus Technology	129,043	8%	133,316	13%
Total	$1,695,361		$1,011,563

		% of		% of
REVENUE		Total		Total
Steel Plate Structures	$419,931	35%	$368,708	38%
Project Engineering and Construction	681,283	57%	464,570	49%
Lummus Technology	100,053	8%	120,993	13%
Total	$1,201,267		$954,271

		% of		% of
INCOME FROM OPERATIONS		Revenue		Revenue
Steel Plate Structures	$38,296	9.1%	$36,924	10.0%
Project Engineering and Construction	24,910	3.7%	15,015	3.2%
Lummus Technology	22,599	22.6%	23,064	19.1%
Total	$85,805	7.1%	$75,003	7.9%

* New awards represents the value of new project commitments received by the Company during a given period.

CHICAGO BRIDGE & IRON COMPANY N.V. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	March 31,	December 31,
	2012	2011
ASSETS

Current assets	$1,731,434	$1,661,321
Equity investments	81,507	95,687
Property and equipment, net	262,175	262,003
Goodwill and other intangibles, net	1,115,916	1,114,512
Other non-current assets	147,976	158,460

Total assets	$3,339,008	$3,291,983

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturity of long-term debt	40,000	40,000
Other current liabilities	1,756,991	1,703,424
Other non-current liabilities	346,144	352,129

Shareholders' equity	1,195,873	1,196,430

Total liabilities and shareholders' equity	$3,339,008	$3,291,983

CHICAGO BRIDGE & IRON COMPANY N.V. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS AND OTHER FINANCIAL DATA (in thousands)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS

Cash flows from operating activities	$59,334	$(39,362)
Cash flows from investing activities	(10,029)	(2,416)
Cash flows from financing activities	(90,688)	(24,238)
Effect of exchange rate changes on cash and cash equivalents	9,383	14,535

Decrease in cash and cash equivalents	(32,000)	(51,481)
Cash and cash equivalents, beginning of the year	671,811	481,738
Cash and cash equivalents, end of the period	$639,811	$430,257

OTHER FINANCIAL DATA

Increase in receivables, net	$(65,339)	$(122,931)
Change in contracts in progress, net	24,162	(13,196)
Increase in accounts payable	11,982	39,314
Change in contract capital	$(29,195)	$(96,813)

Depreciation and amortization	$16,646	$17,266
Capital expenditures	$10,695	$5,013

	March 31, 2012	December 31, 2011

Backlog *	$9,552,572	$8,968,206

* Backlog includes the value of new award commitments until work is performed and revenue is recognized or until cancellation. Backlog may also fluctuate with currency movements.

CONTACT:
CB&I
Investors: Christi Thoms, +1 832 513 1200
Media: www.CBI.com